Exhibit 10.8

TRANSLATION

OF

SHARE TRANSFER AGREEMENT OF HAINAN E-FUTURE COMPUTER CO., LTD.

Transferor: Qicheng Yang

Transferee: Ling Zhang

Based on principal of voluntariness and equality, the Transferor agrees to transfer his 25% equity interests, or capital contribution of RMB375,000, of Hainan E-Future Computer Co., Ltd. to the Transferee at the price of RMB75,000. All rights and obligations of the Transferor as the shareholder shall be rescinded, while the transferee shall undertake such rights and obligations as of today.

This Agreement shall enter into effect as of the date of signatures of both parties.

Transferor:	/s/ Qicheng Yang
Qicheng Yang

Transferee:	/s/ Ling Zhang
Ling Zhang

Date: May 18, 2005